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                                                                     EXHIBIT 3.2

                               CERTIFICATE OF AMENDMENT
                                          OF
                          RESTATED ARTICLES OF INCORPORATION

                                          OF

                                       qad.inc.


Pamela M. Lopker and Karl F. Lopker certify that:

1. They are the President and Secretary of qad.inc., a California corporation (the "Corporation").

2. Article III, Section 4, Paragraph (a), entitled CORPORATION'S RIGHT TO REPURCHASE UPON TERMINATION OF AFFILIATION of the Restated Articles of Incorporation of this Corporation is deleted in its entirety, and a new Paragraph (a) inserted to read as follows:

              "4.  RESTRICTIONS ON CLASS A COMMON STOCK.

                   (a) CORPORATION'S RIGHT TO REPURCHASE UPON TERMINATION OF AFFILIATION. All shares of Class A Common Stock held of record by a person who is an employee or director of, or a consultant to, the Corporation or any of its subsidiaries shall be subject to the Corporation's right to repurchase all of such shares in the event that such holder's affiliation with the Corporation as an employee, director, or consultant is terminated. Such right or repurchase upon termination of affiliation shall also be applicable to all shares of Class A Common Stock which such person has the right to acquire subsequent to his termination of affiliation pursuant to any of the Corporation's employee benefit plans or pursuant to any option or other contractual right to acquire shares of Class A Common Stock in effect at the date of such termination of affiliation. An authorized leave of absence approved in accordance with the Corporation's policy from time to time in effect shall not constitute a termination of affiliation for purposes of this subparagraph (a); PROVIDED, HOWEVER, that the issuance of a formal personnel action notice by the Corporation's personnel department advising an employee that his leave or absence is terminated shall constitute a termination of affiliation for purposes of this subparagraph (a). The Corporation's right of repurchase shall be exercised by mailing written notice to such holder at his address of record on the Corporation's stock record books written ninety (90) days following the termination of such affiliation, which notice shall request delivery of certificates representing the shares of Class A Common Stock, duly endorsed in blank or to the Corporation, free and clear of all liens, claims, charges, and encumbrances of any

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    kind whatsoever.  If the Corporation repurchases these shares, the price shall be the higher of the original purchase price paid for such shares by such holder if such shares were acquired from the Corporation by such holder or the Formula Price (as hereinafter defined) per share (i) on the date of such termination of affiliation, in the case of shares owned by the holder at that date and shares issuable to such holder subsequent to that date pursuant to any option or other contractual right to acquire shares of Class A Common Stock which was outstanding at that date; or (ii) on the date such shares are distributed to such holder, in the case of shares distributable to such holder subsequent to his termination of affiliation pursuant to any of the Corporation's employee benefit plans. For purposes of the foregoing sentence, an adjustment shall be made to the original purchase price paid for such shares to account for any changes in the capitalization of the Company, as determined by the Board of Directors. If for any reason the Corporation is unable to make payment directly to a holder, then the Corporation may make such payment by depositing the purchase price in an account for the benefit of such holder and such shares of Class A Common Stock shall thereby be deemed to have been transferred to the Corporation on the date cash payment is made and no longer outstanding and all rights of the holder with respect to such shares terminated."

3. The foregoing amendment of the Restated Articles of incorporation has been duly approved by the Board of Directors of this Corporation.

4. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding Class A Common shares of the Corporation is Ten Million (10,000,000). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was one hundred percent (100%). The total number of outstanding Class B Common shares of the Corporation is Two (2). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was one hundred (100%).

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    We further declare under the penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:   March 11, 1994




                                            /s/ Pamela Meyer Lopker
                                       ----------------------------------------
                                                 Pamela M. Lopker, President



                                            /s/ Karl F. Lopker
                                       ----------------------------------------
                                                 Karl F. Lopker, Secretary